Exhibit 99.B(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 91 to Registration Statement No. 033-00488 on Form N-1A of our reports dated July 28, 2011, relating to the financial statements and financial highlights of Balanced Allocation Fund, International Equity Fund, Large Cap Core Equity Fund, Large Cap Growth Fund, Large Cap Value Fund, Mid Cap Value Fund, Multi-Factor Small Cap Core Fund, Multi-Factor Small Cap Growth Fund, Multi-Factor Small Cap Value Fund, S&P 500 Index Fund, Small Cap Core Fund, Bond Fund, Government Mortgage Fund, High Yield Bond Fund, Intermediate Bond Fund, Limited Maturity Bond Fund, Total Return Advantage Fund, Ultra Short Bond Fund, Intermediate Tax Exempt Bond Fund, Maryland Tax Exempt Bond Fund, Michigan Intermediate Municipal Bond Fund, Ohio Intermediate Tax Exempt Bond Fund, Pennsylvania Intermediate Municipal Bond Fund, Tax Exempt Limited Maturity Bond Fund, Government Money Market Fund, Money Market Fund, Ohio Municipal Money Market Fund, Pennsylvania Tax Exempt Money Market Fund, Tax Exempt Money Market Fund, and Treasury Money Market Fund, each a series of PNC Funds, appearing in the Annual Reports on Form N-CSR of PNC Funds for the year ended May 31, 2011, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 28, 2011